Exhibit 99.1

PRESS RELEASE

Air Lease Corporation Amends and Extends $1 Billion Bank Warehouse Facility

LOS ANGELES, California, June 24, 2013 — On June 21, 2013, Air Lease Corporation (NYSE: AL) executed an amendment to its Bank Warehouse Facility. This facility, as amended, provides ALC with financing of up to $1 billion. ALC is able to draw on the amended facility during an availability period that was extended to June 2015 with a subsequent 4 year term out option. The interest rate on the facility was reduced to LIBOR plus 2.25% on drawn balances (from LIBOR plus 2.50%) and reduced to 0.50% on undrawn balances (from 0.75%).

“We are very pleased to close the amendment and extension to our bank warehouse facility.  This facility furthers ALC’s strategic goals of reducing our usage of secured debt, reducing interest expense, and extending the weighted average life of our debt,” said Gregory B. Willis, Senior Vice President and Chief Financial Officer of Air Lease Corporation.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements are based on current expectations and projections about our future results, prospects and opportunities and are not guarantees of future performance. Such statements will not be updated unless required by law.  Actual results and performance may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors, including those discussed in our filings with the Securities and Exchange Commission.

About Air Lease Corporation (NYSE: AL)

ALC is an aircraft leasing company based in Los Angeles, California that has airline customers throughout the world.  ALC and its team of dedicated and experienced professionals are principally engaged in purchasing commercial aircraft and leasing them to its airline partners worldwide through customized aircraft leasing and financing solutions.  For more information, visit ALC’s website at www.airleasecorp.com.

Investors:	Media:

Ryan McKenna	Laura St. John
Assistant Vice President	Media and Investor Relations Coordinator
Strategic Planning and Investor Relations	Email: lstjohn@airleasecorp.com
Email: rmckenna@airleasecorp.com